Exhibit 99.3 - Annual Statement of Compliance for the year
	       ended December 31, 2005



[Litton Loan Servicing LP logo]



			LITTON LOAN SERVICING LP
			An affiliate of C_BASS


4828 Loop Central Drive 		Telephone (713) 966-8801
Houston, Texas 77081			Fax (713) 960-0539


February 23, 2006

Structured Finance
U.S. Bank National Association
60 Livingston Ave.
SL Paul, MN 55107


RE: 2005-CB5 Trust, C-BASS Mortgage Loan Asset-Backed Certificates,
    Series 2005-CB5


To Whom It May Concern:

The undersigned officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that
(i) a review to the activities of the Service during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2005.

Sincerely,


/s/Janice McClure				/s/Ann Kelley
Senior Vice President				Secretary